EXHIBIT INDEX

16	Letter from Ernst & Young LLP

July 23, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-k dated July 23, 2002 of United Leisure Corporation and are in agreement with the statements contained in the first four paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP